UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2010
Lakes Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 449-9092
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Cost Associated with Exit or Disposal Activities.
     On October 15, 2010, Lakes Entertainment, Inc. (“Company”) implemented a reduction in force resulting in the termination of 13 employees (“Reduction in Force”). These actions are designed to streamline and reduce the Company’s cost structure, increase its financial strength and align its workforce with anticipated staffing needs.
     The Company expects to incur one-time costs totaling approximately $500,000, which relate to cash outlays for employee severance benefits. The Company expects these one-time costs will be reflected in the financial results in the fourth fiscal quarter 2010. The Company does not anticipate future cash expenditures as a result of the Reduction in Force. The Company also expects to realize annual payroll savings of approximately $1 million as a result of the Reduction in Force.
     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this Form 8-K contains statements that are forward-looking related to future results. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, cost savings from the Reduction in Force will not be realized within the expected time period. For more information, review the company’s filings with the Securities and Exchange Commission.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On October 15, 2010, as a result of the Reduction in Force, the Company eliminated the position of Vice President of Development, thereby terminating the employment of Richard Bienapfl. All duties of the position are being performed by the Company’s President.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: October 18, 2010	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

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